EXHIBIT 99.1

Southern National Bancorp Reports 3rd Quarter After Tax Profit of $588 Thousand, An Increase of 26 Percent Over the Same Quarter of 2007, Before Loss On Freddie Mac Perpetual Preferred Stock of $1.3 million

CHARLOTTESVILLE, Va., Oct. 27, 2008 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA) announced today a net loss for the quarter ended September 30, 2008 of $757 thousand after the recognition of an "Other than Temporary Impairment" on Freddie Mac perpetual preferred stock owned by the Company, on which we had taken impairment charges in December 2007 and June 2008. Tax law allowing the Freddie Mac perpetual preferred stock impairment losses to be recorded as ordinary losses was enacted on October 3, 2008. But, according to FASB Statement No. 109, the tax benefit from an enacted tax law change should be recorded in the period in which the tax law change occurred. As a consequence, a tax benefit of $488 thousand will be recorded in the fourth quarter of 2008.

Earnings before the impairment charge of $1.3 million were $588 thousand for the quarter. Earnings for the first three quarters of 2008 before the impairment charge and before taxes were $2.2 million. Earnings before taxes for the nine months ended September 30, 2007 were $1.7 million.

These are extraordinary times. If anyone had told you (or us) that the third quarter of 2008 would have seen the forced takeover of Bear Stearns (actually in the second quarter), the takeover of Countrywide by Bank of America, the conservatorship of Fannie Mae and Freddie Mac, the failure of AIG, the cliff hanging slow walking failure of WAMU, the sale of Wachovia to Citibank and then to Wells Fargo as well as bank, mortgage bank and insurance company failures abroad, you would have thought that they were crazy. The beginning of the fourth quarter hasn't been any calmer.

When Sonabank bought the Freddie Mac perpetual preferred stock in April 2007 it was rated AA-, and we bought it at par. At the time we bought it, it had a coupon of 5.7%. In addition, since it was a preferred stock there was an inter-corporate dividend exclusion of 70% and its taxable equivalent yield was 7.57%. With the comparable Fannie Mae securities, it was one of the very few equity type securities a bank could own. According to the Chairman of the American Bankers Association ("ABA"), nearly 27% of banks hold preferred stock of Fannie and Freddie. The total exposure of the banking industry to the Government Sponsored Entity preferred stock is estimated by the ABA to be between $10 billion and $15 billion.

There are credible press reports that Goldman Sachs faced a potential loss of $20 billion on its counterparty risk with AIG before the decision to nationalize AIG. The de facto nationalization of AIG may have been the right decision for the AIG shareholders and maybe even the country. But it trivialized the earlier decision on the Freddie Mac perpetual preferred stock. It would have cost the Treasury very little to protect the holders of the Fannie and Freddie preferred stock. So far, it has cost over $122 billion to protect Goldman Sachs and others from potential losses on AIG. There were suggestions last week that the $122 billion may not be enough.

On October 19, 2008 a well reasoned article in the Washington Post said the following: "Much of the uncertainty in government intervention comes because it reorders in sometimes unforeseen ways how investors value their investments.

For example, many investors had considered preferred shares in Fannie Mae and Freddie Mac as near-sacred. But, by allowing those shares to collapse as the government took over the institutions in early September, officials created skepticism about the value of preferred shares from financial institutions and made it harder - and more expensive - for other financial institutions to raise money by issuing them.

For example, the government this month had to privately assure a Japanese bank, Mitsubishi, that preferred shares in Morgan Stanley would be protected if federal money was invested in the Wall Street firm, according to a person familiar with the discussions who spoke on condition of anonymity. The assurance helped clear the way for Mitsubishi to buy a 21 percent stake in Morgan Stanley.

'With the whipsawing failures of Fannie and Freddie, the private sector capital option to support the financial industry was ripped off the table' said Karen Petrou, an analyst at Federal Financial Analytics."

This ultimately had a very significant impact on the market for trust preferred securities which we will discuss below.

Going forward, we believe that the opportunities available to well capitalized banks will be exceptional. As of September 30, 2008 the Tier 1 Risk Based Capital Ratio was 17.35% for Southern National Bancorp and it was 16.61% for Sonabank. That compares to 6% to be "well capitalized". We will be able to take advantage of that, but we will have to be patient. We have said before that patience is the most difficult thing to do. They keep changing the rules.

You need to look at a couple of balance sheet and income statement items to understand what we are doing to operate differently during this crisis:

First, and most importantly, we have much more cash in our investment account at the Federal Home Loan Bank of Atlanta than we've ever had. We pre-funded our total brokered certificate of deposit ("CD") maturities through November 2008. As a result, our cash and cash equivalents at September 30, 2008 were $28.5 million compared to $1.3 million at the end of last year. It costs us, but we don't want to get caught short.

Second, for the first time we sold some of the guaranteed portions of our SBA loans and recognized a gain of $107 thousand during the quarter. We originate SBA loans every quarter and have gotten to an inventory level where we believe it is appropriate to start a consistent sales program. We intend to continue such sales going forward. However, current market conditions are such that sales in the fourth quarter may be sub-optimal.

Net interest income was $3.0 million for the third quarter of 2008, compared to $2.7 million in the third quarter of 2007 and to $2.9 million in the second quarter of 2008. The net interest margin dropped to 3.10% during the third quarter compared to 3.18% in the second quarter. The decline was a result of several factors. First, the negative carry on our overnight investment account to pre-fund our CD maturities as noted above cost us 5 basis points. Second, the failure of our Freddie Mac preferred stock to pay dividends during the quarter cost us 2 basis points. Third, on a minor note, the Federal Home Loan Bank decreased the dividend rate on its stock. Also, the fact that the income on bank-owned life insurance is included in noninterest income adversely affected the net interest margin by 4 basis points. If the Federal Reserve reduces the federal funds rate again, and if the money center banks follow with a corresponding reduction in the prime rate, it will further compress Sonabank's net interest margin because of the large amount of our loans which reprice at prime or a spread over prime. On the liability side of our balance sheet we do not buy federal funds, or do any of our funding sources correlate highly with the federal funds rate. Cuts in the prime rate hurt most community banks.

During the quarter ended September 30, 2008, we added $500 thousand to the provision for loan losses compared to $270 thousand for the same period in 2007. Charge offs during the third quarter of 2008 were $390 thousand, consisting of $325 thousand related to single family residential mortgage loans and $65 thousand related to one commercial mortgage loan. Charge offs during the third quarter of 2007 were $2 thousand.

Noninterest loss was $757 thousand during the third quarter of 2008, compared to income of $224 thousand during the same quarter of the prior year. The decline in noninterest income was largely attributable to the other than temporary impairment on the Freddie Mac preferred stock. Absent the loss on the Freddie Mac preferred stock, non-interest income would have been $588 thousand, which included gains of $107 thousand from the sale of the guaranteed portion of SBA loans and gains of $111 thousand from the sale of $5.6 million of available-for-sale mortgage-backed securities. Income from account maintenance fees and bank-owned life insurance also increased compared to the third quarter of 2007.

Total non-interest expenses were $2.3 million during the quarter ended September 30, 2008 up from $2.0 million during the same quarter in 2007. As a result, the efficiency ratio was 68.4% during the third quarter of 2008, improved from 69.2% during the comparable quarter in 2007.

Total assets of Southern National Bancorp of Virginia were $444.0 million as of September 30, 2008 up from $377.3 million as of December 31, 2007. Net loans receivable grew from $257.9 million at the end of 2007 to $294.1 million at September 30, 2008.

 Loan Portfolio
 --------------
                                     Sept. 30, 2008   Dec. 31, 2007
                                     --------------  --------------
                                         (dollars in thousands)
 Mortgage loans on real estate:
  Commercial                         $      105,690  $       84,099
  Construction, residential                   4,268           6,133
  Other construction, land and other
   loans                                     50,752          47,428
  Residential 1-4 family                     61,260          51,862
  Multi- family residential                   4,956           8,273
  Home equity lines of credit                10,326           8,428
                                     --------------  --------------
   Total real estate loans                  237,252         206,223

 Commercial loans                            58,165          53,208
 Consumer loans                               3,378           2,476
                                     --------------  --------------
   Gross loans                              298,795         261,907

 Less unearned income on loans                 (588)           (500)
                                     --------------  --------------
 Loans, net of unearned income       $      298,207  $      261,407
                                     ==============  ==============

We noted last quarter that the OCC has serious regulatory concerns when a bank's commercial real estate loans exceed 300% of capital and when construction, land and other loans exceed 100% of capital. When a bank's loans in those categories exceed those thresholds it invites a "horizontal" examination and the mandate of other significant ongoing controls.

We do not intend to exceed the OCC's thresholds. We have increased our commercial real estate loans because we have seen some extraordinary opportunities to make well priced loans on very good properties, with strong guarantors and good debt service coverage. On the other hand, our construction, land and other loans (both residential and other) are relatively flat.

As we have noted before, the vast majority of our residential 1-4 family mortgage portfolio resulted from our acquisition of 1st Service Bank. The growth in that portfolio since year end was predominantly related to loans to business customers to finance their personal residences and/or to finance the purchase of investment properties in Northern Virginia. None of the new loans is outside our immediate market area.

Other real estate owned as of September 30, 2008 was $3.4 million compared to $3.6 million as of the end of the previous year. That amount was comprised of the lots in Culpeper we have previously reported and a single family residential property that has been sold pending an October 2008 settlement date.

Nonaccrual loans were $473 thousand at September 30, 2008 down from $799 thousand at the end of the second quarter and up from $371 thousand at the end of last year. The nonaccrual loans at September 30, 2008 consisted of one single family residential mortgage loan and one commercial mortgage loan.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of total loans at September 30, 2008 was 1.38%, up from 1.33% at the end of 2007, and management believes this is adequate.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $77.0 million at September 30, 2008 compared to $75.0 million at December 31, 2007.

At September 30, 2008 the securities portfolio (held to maturity and available for sale) was comprised of the following:

 * We own 80,000 and have not yet sold, of the Freddie Mac perpetual preferred stock Series V. In December 2007 we recorded an "other than temporary impairment" (OTTI) charge of $440 thousand, an additional $124 thousand OTTI in the second quarter of 2008 and finally, in this quarter, an OTTI of $1.3 million. We believe that it was an egregious public policy error to default on the preferred stock.

 * It is estimated that there are approximately $45 billion in pooled trust preferred securities outstanding. A large amount of these securities are owned by banks who bought the investment grade tranches since they were low credit risk and no interest rate risk since most of them float at a spread over LIBOR.

   As of September 30, 2008 Sonabank's investment portfolio included
   $11.2 million of trust preferred securities in nine issues. All of the issues owned by Sonabank have one or more investment grade rating.  In these nine issues the underlying collateral is at least
   80% bank collateral. The underlying collateral includes no REIT collateral.

   During the third quarter the secondary market for trust preferred securities, partly as a result of the Treasury failing to protect
   Fannie Mae and Freddie Mac perpetual preferred stock as noted above, was in disarray.  "Mark to market" prices of pooled trust preferred securities have fallen to levels which reflect illiquidity and extreme distress.

   All of the nine issues owned by Sonabank continue to pay principal and interest in accordance with the contractual terms of the securities. Management has reviewed each of the issues down to the participant level using the CAMEL ratings provided in the IDC
   Ratings quarterly. Management has also reviewed the interest coverage of each of the tranches we own. While further
   deterioration in the entire banking sector is possible, at this time the issues we own are performing and have cushions above the known defaults or deferrals.

   Realistically, as we write this it is impossible to know how the
   Troubled Asset Relief Program (TARP) Capital Purchase Program would affect these securities. If the Treasury were to wish to shore up the community banks, this would clearly be a cheap and effective way to support the pooled trust preferred securities market.

 * In addition, we owned $7.9 million of the AAA rated tranche of the
   ALESCO VII A1B security. During the third quarter of 2008 we had a principal paydown of $55 thousand. The interest coverage ratio on our tranche was 231%. As of September 30, 2008 the fair market value of this security was $4.6 million. That is obviously a distressed market quote. In order for this security to not pay under its contractual terms there will have to be a very
   substantial deterioration in the U.S. banking system.

 * Last quarter we reported that we owned $808 thousand of the WAMU
   2003-AE9 1A4 (an AAA rated collateralized mortgage obligation).
   That security has been paid in full.

 * We also own $2.6 million of the SARM 2005-22 1A2. This CMO is still rated AAA by Fitch and Standard and Poors. As we reported last quarter this security was originated in 2005. The average FICO score of the underlying loans at origination was 748. As of
   September 30, 2008, delinquencies of more than 60 days,
   foreclosures, REO and bankruptcies totaled 15.7% compared to 14% at
   June 30, 2008. However, credit support is 16.36 compared to 14 when originally issued, which provides coverage of 2.86 times projected losses in the collateral. The fair market value is $2.0 million.

 * Finally, as of September 30, 2008 we owned $52.0 million of FNMA and FHLMC mortgage-backed securities, up from $46.3 million at June
   30, 2008. Since the conservatorship, these securities carry the full faith and credit of the US Government. As of September 30,
   2008 the fair market value of these securities was $52.0 million.

As of September 30, 2008, all of our securities except for $15.7 million of FHLMC and FNMA mortgage-backed securities are designated as held-to-maturity. Changes in the fair market value of available-for-sale securities are reflected in tangible book value through other comprehensive income or loss.

Deposits

Non-interest bearing deposits were up at $21.5 million at September 30, 2008 up from $18.1 million at the end of last year. Interest bearing deposits rose from $247.4 million as of December 31, 2007 to $300.7 million at September 30, 2008. Most interestingly our customer repos which are primarily business accounts have more than doubled since the end of the year from $10.0 million to $21.1 million at September 30, 2008.

Stockholders' Equity

Total stockholders' equity was $67.7 million as of September 30, 2008. Our Tier 1 Risk Based Capital Ratios were 17.35% and 16.61% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively.

Southern National Bancorp of Virginia, Inc. is the holding company for Sonabank, N. A., which operates eight branches in Virginia, located in McLean, Reston, Fairfax, Leesburg, Warrenton, Charlottesville, and Clifton Forge.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

             Southern National Bancorp of Virginia, Inc.
                      Charlottesville, Virginia
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                Condensed Consolidated Balance Sheets
                             (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                                    Sept. 30, Dec. 31,
                                                      2008      2007
                                                    --------  --------
 Assets
 Cash and cash equivalents                          $ 28,502  $  1,308
 Investment securities-available for sale             15,757    40,734
 Investment securities-held to maturity               61,365    34,267
 Stock in Federal Reserve Bank and Federal Home
  Loan Bank                                            4,070     3,908
 Loans receivable, net of unearned income            298,207   261,407
 Allowance for loan losses                            (4,121)   (3,476)
                                                    --------  --------
  Net loans                                          294,086   257,931
 Intangible assets                                    12,035    12,581
 Bank premises and equipment, net                      3,725     3,496
 Bank-owned life insurance                            13,285    12,847
 Other assets                                         11,153    10,211
                                                    --------  --------
  Total assets                                      $443,978  $377,283
                                                    ========  ========

 Liabilities and stockholders' equity
 Noninterest-bearing deposits                       $ 21,542  $ 18,097
 Interest-bearing deposits                           300,733   247,371
 Securities sold under agreements to repurchase       21,063    10,001
 Federal Home Loan Bank advances                      30,000    30,500
 Other liabilities                                     2,969     2,039
                                                    --------  --------
  Total liabilities                                  376,307   308,008
 Stockholders' equity                                 67,671    69,275
                                                    --------  --------
  Total liabilities and stockholders' equity        $443,978  $377,283
                                                    ========  ========

 ---------------------------------------------------------------------

             Condensed Consolidated Statements of Income
                             (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)

                                 For the Quarters      For the Nine
                                      Ended            Months Ended
                                   September 30,       September 30,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 Interest and dividend income   $  6,020  $  5,549  $ 18,255  $ 15,651
 Interest expense                  2,989     2,879     9,114     7,868
                                --------  --------  --------  --------
  Net interest income              3,031     2,670     9,141     7,783
 Provision for loan losses           500       270     1,207       845
                                --------  --------  --------  --------
  Net interest income after
   provision for loan losses       2,531     2,400     7,934     6,938
                                --------  --------  --------  --------
 Account maintenance and
  deposit service fees               133        88       367       238
 Income from bank-owned life
  insurance                          148       121       438       202
 Gain on sale of loans               107        --       107        --
 Net gain (loss) on other real
  estate owned                        39        21      (136)       21
 Loss on securities, net          (1,234)       --    (1,358)       --
 Other                                50        (6)      133        55
                                --------  --------  --------  --------

  Noninterest income (loss)         (757)      224      (449)      516
                                --------  --------  --------  --------
 Employee compensation and
  benefits                         1,045       872     2,963     2,463
 Premises, furniture and
  equipment                          507       388     1,475     1,135
 Other expenses                      748       728     2,295     2,151
                                --------  --------  --------  --------
  Noninterest expense              2,300     1,988     6,733     5,749
                                --------  --------  --------  --------
  Income (loss) before income
   taxes                            (526)      636       752     1,705
 Income tax expense                  231       169       558       116
                                --------  --------  --------  --------
  Net income (loss)             $   (757) $    467  $    194  $  1,589
                                ========  ========  ========  ========

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                        Financial Highlights
                             (Unaudited)
 ---------------------------------------------------------------------
 (Dollars in thousands except per share data)

                              For the Quarters    For the Nine Months
                                   Ended                 Ended
                                September 30,         September 30,
                              2008        2007      2008        2007
                            ---------  ---------  ---------  ---------

 Per Share Data(1):
 Earnings (loss)  per share
  - Basic                   $   (0.11) $    0.07  $    0.03  $    0.23
 Earnings (loss)  per share
  - Diluted                 $   (0.11) $    0.07  $    0.03  $    0.23
 Book value per share                             $    9.95  $   10.28
 Tangible book value per
  share                                           $    8.18  $    8.40
 Weighted average shares
  outstanding - Basic       6,798,547  6,798,547  6,798,547  6,748,547
 Weighted average shares
  outstanding - Diluted     6,798,547  6,872,658  6,798,547  6,885,083
 Shares outstanding at end
  of period                                       6,798,547  6,798,547

 Selected Performance Ratios
  and Other Data:
 Return on average assets       -0.71%      0.56%      0.06%      0.69%
 Return on average equity       -4.37%      2.66%      0.37%      3.08%
 Yield on earning assets         6.15%      7.51%      6.58%      7.49%
 Cost of funds                   3.54%      4.80%      3.85%      4.80%
 Cost of funds including
  non-interest bearing
  deposits                       3.35%      4.46%      3.63%      4.45%
 Net interest margin             3.10%      3.61%      3.30%      3.73%
 Efficiency ratio (2)           68.41%     69.20%     66.80%     69.45%
 Net charge-offs
  (recoveries) to average
  loans                          0.13%      0.00%      0.20%      0.19%
 Amortization of
  intangibles               $     182  $     182  $     545  $     545

 ---------------------------------------------------------------------

                                                           As of
                                                    Sept. 30, Dec. 31,
                                                      2008      2007
                                                    ------------------

 Nonaccrual loans                                   $    473  $    371
 Other real estate owned                               3,433     3,648
                                                    --------  --------
 Total nonperforming assets                         $  3,906  $  4,019
 Allowance for loan losses to total loans               1.38%     1.33%
 Nonperforming assets to allowance for loan losses     94.78%   115.62%
 Nonperforming assets to total assets                   0.88%     1.07%
 Stockholders' equity to total assets                  15.24%    18.36%
 Tangible stockholders' equity to total tangible
  assets                                               12.88%    15.55%
 Tier 1 Risk-based capital ratio                       17.35%    18.50%
 Intangible assets:
  Goodwill                                          $  8,713  $  8,713
  Core deposit intangible                              3,322     3,868
   Total                                            $ 12,035  $ 12,581

 (1) Reflects 10% stock dividend declared April 19, 2007.
 (2) Excludes gains and write-downs on OREO, gains on sale of loans and net securities losses.

CONTACT:  Southern National Bancorp of Virginia Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com